Exhibit 99.1

FOR IMMEDIATE RELEASE

SACHEM CAPITAL CORP. PRICES REGISTERED PUBLIC OFFERING
OF $30.0 MILLION OF 6.875% NOTES

Branford, Connecticut, October 31, 2019 -- Sachem Capital Corp. (NYSE American: SACH) today announced the pricing of a registered public offering of $30.0 million aggregate principal amount of 6.875% unsecured, unsubordinated notes due 2024 (“Notes”). The net proceeds of the offering to Sachem Capital Corp. are expected to be approximately $28.6 million after payment of underwriting discounts and commissions and estimated offering expenses payable by Sachem Capital Corp.

The offering is expected to close on November 7, 2019, subject to customary closing conditions. Sachem Capital Corp. has granted the underwriters a 30-day option to purchase up to an additional $4.5 million aggregate principal amount of Notes to cover over-allotments, if any.

The Notes will rank pari passu with all Sachem Capital Corp.’s unsecured, unsubordinated indebtedness, whether currently outstanding or issued in the future. The Notes are expected to be listed on the NYSE American under the trading symbol “SACC” and begin to trade on or about November 12, 2019.

The Notes will mature on December 30, 2024, and may be redeemed, in whole or in part, at any time, or from time to time, at Sachem Capital Corp.’s option on or after November 7, 2021. Interest on the Notes will accrue at the annual rate of 6.875% and will be payable quarterly, in arrears, on each March 30, June 30, September 30 and December 30 that the Notes are outstanding, beginning December 30, 2019.

Sachem Capital Corp. has received an investment grade private rating of “BBB+” from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. Egan-Jones is a Nationally Recognized Statistical Ratings Organization (NRSRO) and is recognized by the National Association of Insurance Commissioners (NAIC) as a Credit Rating Provider (CRP). Egan-Jones is also certified by the European Securities and Markets Authority (ESMA). A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), and Janney Montgomery Scott LLC are acting as joint book-running managers for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ: NHLD) is acting as the lead manager for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering or any other securities nor will there be any sale of the Notes or any other securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

A registration statement relating to, among other things, the Notes, was filed and has been declared effective by the Securities and Exchange Commission. The offering is being made only by means of a prospectus and related prospectus supplement that are part of the effective registration statement, copies of which may be obtained, when available, from: Ladenburg Thalmann, Attn: Syndicate Department, 277 Park Avenue, 26th Floor, New York, NY 10172, or by emailing prospectus@ladenburg.com (telephone number 1-800-573-2541); or Janney Montgomery Scott LLC, Attn: Syndicate Department, 1717 Arch Street, Philadelphia, PA 19103, or by emailing prospectus@janney.com.

Sachem Capital Corp. has filed a prospectus supplement, dated October 30, 2019, with the Securities and Exchange Commission, which contains more detailed description of the Notes and the terms of the offering. The preliminary prospectus supplement and the accompanying base prospectus, dated November 9, 2018, which contains other important information about Sachem Capital Corp., should be read carefully before investing in the Notes. Investors are advised to carefully consider their personal investment objectives, the risks relating to Sachem Capital Corp., in general, and to the Notes, in particular, and other matters relating to Sachem Capital Corp., its business, operations and financial condition, before investing in the Notes.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing and managing a portfolio of mortgage loans secured by first mortgage liens on real property (referred to in the industry as “hard money” loans). Its customers include real estate investors and developers who use the proceeds of the loans to fund their acquisition, renovation, development, rehabilitation and/or improvement of properties located primarily in Connecticut. The properties securing Sachem Capital Corp.’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Sachem Capital Corp. does not lend to owner occupants. Sachem Capital Corp.’s primary underwriting criteria is a conservative loan to value ratio. Sachem Capital Corp. has elected to be taxed and operates as a real estate investment trust (REIT) for federal income tax purposes.

Forward Looking Statements

Statements included herein may contain “forward-looking statements”. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by Sachem Capital Corp. with the Securities and Exchange Commission. Except as required by law, Sachem Capital Corp. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021

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